SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SciClone Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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IMPORTANT REMINDER

May 2, 2002

Dear Shareholder:

     Your proxy has not yet been received for the Annual Meeting of Shareholders of SciClone Pharmaceuticals, Inc. (SCLN) to be held on Thursday, May 30, 2002. No matter how many or how few shares you own, your vote is important.

     Among other important proposals, you are being asked to consider and vote on a proposal to approve and ratify the reincorporation of SciClone Pharmaceuticals from California to Delaware and other related proposals. This change is intended to protect shareholder value and must be voted personally by shareholders.

     A vote FOR the proposals is recommended by The Board of Directors of SciClone Pharmaceuticals. The proposals and the Board recommendation are explained in greater detail in the Proxy Statement previously sent to you. A copy can also be found at www.sciclone.com/investorrelations.

     Please take the time today to sign, date and return the enclosed duplicate proxy in the postage paid envelope as soon as possible or follow the instructions on the enclosed proxy to vote via the internet or telephone.

Sincerely,

/s/ Donald R. Sellers

Donald R. Sellers President and Chief Executive Officer